EXHIBIT 99.1

MMAX Media, Inc. Completes Merger With Hyperlocal Marketing LLC

Mar. 17, 2011 (PR Newswire) --

FORT LAUDERDALE, Fla., March 17, 2011 /PRNewswire/ -- MMAX Media (OTC Bulletin Board: MMAX) announced the closing of its merger with Hyperlocal Marketing LLC, an early stage location based mobile marketing company.  In conjunction with the merger, MMAX Media received private funding of $250,000.

According to Ed Cespedes, Chairman and CEO of MMAX Media, "We will now focus MMAX on the rapidly developing opportunities presented by the broad and constant access to the Internet from virtually everywhere.  Whether accessing the Internet on desktop computers or from mobile devices, vast numbers of consumers are always 'online.'  We believe this 'always on' dynamic provides for significant marketing opportunities."

Mr. Cespedes continued, "Specifically, MMAX plans to launch beta testing of its SOCIAL INCOME product known as "PAYMEON" in the coming weeks.  The constant access to the Internet and the powerful social networking tools available to consumers have proliferated recommendations and referrals of "deals" across the Internet.  Deal sites have grown significantly as consumers "pass on" deals that they like.  Our philosophy is simple:  we believe that consumers should be paid – in cash – for all the work they do to create successful referrals."

PAYMEON will offer great local deals just like other deal sites.  However, every PAYMEON deal highlights a "payout" amount that consumers receive EVERY TIME someone they refer makes a purchase.  Earned "payout" amounts are credited to consumers' PayPal accounts or they can opt to receive payments by check.  According to Mr. Cespedes, "We don't believe that consumers want "in-kind" payments such as more coupons or more discounts or more airline miles.  Given a choice, we believe consumers will choose cash every time."  Mr. Cespedes continued, "We also believe that the ease with which PAYMEON deals can be shared with consumers' social networks will facilitate lots of deal sharing opportunities, which in turn could become valuable SOCIAL INCOME to them.  When consumers realize that they can leverage their easily accessible social networks to create SOCIAL INCOME, we believe they will come to rely on it, much like they rely on their regular income."

Forward-Looking Statements

The statements in this press release that relate to the Company's future expectations are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. We assume no obligation to publicly update or revise any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, even if new information becomes available in the future. Additional information on risks and other factors that may affect the business and financial results of MMAX Media, Inc. can be found in the filings of MMAX Media, Inc. with the U.S. Securities and Exchange Commission.

SOURCE MMAX Media